Exhibit 5


                                             September 22, 1994


The L. S. Starrett Company
121 Crescent Street
Athol, Massachusetts 01331

              Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

              We are furnishing this opinion in connection with your Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering, among other things, 800,000 shares of your Class A or Class B Common Stock, $1.00 par value (the "1992 Plan Shares"), to be registered for offering pursuant to your 1992 Employees' Stock Purchase Plan.

              We have examined and relied upon:

              (a) Copies of your Restated Articles of Organization and By-
                  Laws, as amended to date;

              (b) A copy of said Registration Statement in the form to be filed with the Commission together with the exhibits thereto; and

              (c) Such other documents and records as we have deemed
                  necessary for purposes of this opinion.

              We assume that you will take all steps necessary to comply with the Act and applicable state laws in connection with the offering and sale of the above-mentioned shares.

              Based upon the foregoing, we are of the opinion that the 1992 Plan Shares have been duly authorized and, upon their issue and sale against receipt of the agreed consideration therefor in accordance with the terms and provisions of the 1992 Employees' Stock Purchase Plan, the 1992 Plan Shares will be validly issued, fully paid and non-assessable.

              We hereby consent to the filing of this opinion with and as part of said Registration Statement on Form S-8.

                                             Very truly yours,


                                             Ropes & Gray